UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2021

MGM Resorts International

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-10362	88-0215232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109

(Address of principal executive offices - Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 693-7120

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CRF § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CRF § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2021, MGM China Holdings Limited (the “Issuer”), a consolidated subsidiary of MGM Resorts International, a Delaware corporation, issued $750 million in aggregate principal amount of 4.75% senior notes due 2027 under an indenture dated as of March 31, 2021 (the “Indenture”), between the Issuer and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The notes were issued at an issue price of 99.97%. The notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Issuer intends to use the approximately $741 million of net proceeds from the offering to repay amounts outstanding under its revolving credit facility and general corporate purposes.

The Issuer will pay interest on the notes on February 1 and August 1 of each year, except that the first payment of interest, to be made on February 1, 2022, will be in respect of the period from and including March 31, 2021 to but excluding February 1, 2022. Interest will accrue on the notes at a rate of 4.75% per annum and will be payable in cash.

Prior to February 1, 2024, (i) the Issuer may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make whole premium, plus, in each case, accrued and unpaid interest, and (ii) the Issuer may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings. On or after February 1, 2024, the Issuer may redeem the notes, in whole or in part, at a premium declining ratably to zero, plus accrued and unpaid interest to, but not including, the redemption date. In the event of a change of control triggering event or an investor put option triggering event (which relates to the status of the gaming operations of the Issuer’s subsidiaries in Macau), the Issuer will be required to offer to repurchase the notes at 101% or 100% of the principal amount, respectively, plus accrued and unpaid interest to, but not including, the repurchase date.

The Indenture contains covenants that will limit the Issuer’s ability to merge with other companies and require it to comply with certain reporting requirements. These covenants are subject to exceptions and qualifications set forth in the Indenture.

Events of default under the Indenture include, among others, the following with respect to each series of notes: default for 30 days in the payment when due of interest on the notes; default in payment when due of the principal of, or premium, if any, on the notes; failure to comply with certain covenants in the Indenture for 60 days upon the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the notes; acceleration of debt of the Issuer or a subsidiary thereof in excess of a specified amount, which acceleration is not annulled within 30 days; and certain events of bankruptcy or insolvency. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the notes, the trustee or holders of 25% in aggregate principal amount of the notes may declare all of the notes of the applicable series to be due and payable immediately.

The description set forth above is qualified in its entirety by reference to the full text of the Indenture, which is incorporated by reference hereto as Exhibit 4.1 hereto. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Indenture is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits:

Exhibit No.	Description

4.1	Indenture governing the 4.75% senior notes due 2027, dated as of March 31, 2021, between MGM China Holdings Limited and Wilmington Savings Fund Society, FSB, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Resorts International

Date: March 31, 2021	By:	/s/ Jessica Cunningham
Jessica Cunningham
Senior Vice President, Legal Counsel and Assistant Secretary